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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         The following table sets forth the direct and indirect subsidiaries of First McMinnville Corporation at December 31, 2002. Such subsidiary is wholly owned by the Company and it is included in the Company's consolidated financial statements:


                                                         JURISDICTION OF              PERCENTAGE OF VOTING
              SUBSIDIARY                                  INCORPORATION                 SECURITIES OWNED

The First National Bank of McMinnville                       Federal                         100%

First Community Title & Escrow Company                      Tennessee                        100%(1)


(1)Owned by The First National Bank of McMinnville.